Exhibit 10.1

ENVISION HEALTHCARE CORPORATION
PERFORMANCE SHARE UNIT AWARD AGREEMENT

THIS PERFORMANCE SHARE UNIT AWARD AGREEMENT (this “Agreement”) is made and entered into as of [_______________] (the “Grant Date”), between Envision Healthcare Corporation, a Delaware corporation, together with its subsidiaries (the “Company”), and NAME (the “Grantee”), under the Company’s 2014 Equity and Incentive Plan, as amended (the “Plan”). Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the Plan.

WHEREAS, the Company has adopted the Plan, which permits the issuance of Performance Awards denominated in Restricted Share Units (“Performance Share Units” or “PSUs”), each of which represents the right to receive one share of the Company’s common stock, no par value per share (a “Share”), upon certain terms and conditions as set forth herein; and

WHEREAS, pursuant to the Plan, the Committee responsible for administering the Plan has granted an award of Performance Share Units to the Grantee as provided herein.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.Grant of Performance Share Units.

(a)The Company hereby grants to the Grantee an award (the “Award”) of # Performance Share Units (such number of PSUs, the “Target Award”) on the terms and conditions set forth in this Agreement and as otherwise provided in the Plan. A bookkeeping account will be maintained by the Company to keep track of the PSUs and any dividend equivalents that may accrue as provided in Section 5.

(b)The Grantee’s rights with respect to the Award shall remain forfeitable at all times prior to the expiration of the Restricted Period applicable to the PSUs as provided in Section 2 hereof.

2.Restricted Period.

(a)Definition. Except as provided herein and subject to such other exceptions as may be determined by the Committee in its discretion, the “Restricted Period” for the Award means the period that begins on the Grant Date and expires on the last day of the Performance Cycle set forth on Exhibit A hereto (such date, the “Vesting Date”), but such expiration will occur on the Vesting Date only if (i) and to the extent the Company has achieved the Performance Targets over the Performance Cycle (each as set forth on Exhibit A) as certified by the Committee, and (ii) the Grantee has remained in service with the Company continuously until the applicable Vesting Date. The number of PSUs that become eligible to vest may be greater than or less than the Target Award, as more specifically set forth on Exhibit A. Except as provided herein, the portion of the PSUs that do not vest, if any, as a result of the Company’s performance shall be cancelled upon the Committee’s certification of the actual performance against the applicable performance targets and the Grantee shall have no further rights thereto.

(b)Termination of Employment. Except as provided in Section 2(c), Section 2(d), Section 2(e) or as otherwise provided by the Committee, if the Grantee’s employment with the Company terminates for any reason during the Restricted Period applicable to any PSUs, the Grantee shall forfeit all rights with respect to all such PSUs with respect to which the applicable Restricted Period has not ended as of such date, and all rights of the Grantee to such PSUs and any dividend equivalents accrued thereon shall terminate, without further obligation on the part of the Company.

(c)Death or Disability. Notwithstanding Section 2(b), in the event of Grantee’s termination of employment due to death or Disability during the Restricted Period, the Restricted Period shall end with respect to the Target Award and the Vesting Date with respect to such PSUs shall be the date of such termination due to Grantee’s death or Disability. For purposes of this Agreement, “Disability” shall have the meaning set forth in the Plan.

(d)Retirement. Notwithstanding Section 2(b), and unless otherwise provided by the Committee:

(i)In the event of Grantee’s Retirement during the Restricted Period, the Restricted Period shall not end with respect to this Award, and the PSUs shall continue to be governed by Sections 2 and 3 of this Agreement as if the Grantee’s employment had not terminated on the date of Grantee’s Retirement but on the first day immediately following the end of the Restricted Period as determined under this Section 2, and such PSUs shall be settled otherwise in accordance with this Agreement;

(ii)For purposes of this Agreement:

(1)“Early Retirement” means the Grantee’s voluntary termination of employment with the Company prior to the Grantee’s 65th birthday, but only in accordance with any applicable early retirement policy adopted by the Company from time to time;

(2)“Normal Retirement” means the Grantee’s voluntary termination of employment with the Company on or after the Grantee’s 65th birthday;

(3)“Retirement” means Normal Retirement or Early Retirement;

(e)Change in Control. Upon the occurrence of a Change in Control:

(i)In the event the entity surviving the Change in Control (the “Successor”) assumes the Award granted hereby, (1) any in process Performance Cycles shall end on the date immediately preceding the Change in Control, (2) the number of PSUs that shall be eligible to vest shall be (A) the Target Award, if less than one-half of the Performance Cycle has elapsed prior to the effective date of the Change in Control, or (B) the actual number of PSUs that would have vested if the date of the Change in Control were the end of the Performance Cycle and the actual performance as of that date had been the actual performance for the entire Performance Cycle, if one-half or more of the Performance Cycle has elapsed prior to the effective date of the Change in Control, (3) the Restricted Period will end on the last day of the originally schedule Performance Cycle hereunder (or, if earlier, in accordance with Section 2(c) or Section 2(d)), and (4) notwithstanding Section 2(b), in the event the Grantee’s employment with the Successor is terminated without Cause by the Successor, or for Good Reason by the Grantee, prior to the expiration of the Restricted Period, the number of PSUs otherwise eligible to vest pursuant to this paragraph shall immediately thereupon vest (and the Restricted Period with respect thereto shall immediately terminate) and be settled in accordance with Section 3.

(ii)In the event the Successor does not assume the Award granted hereby, the Restricted Period shall end immediately prior to the Change in Control with respect to a number of PSUs equal to (A) the Target Award, if less than one-half of the Performance Cycle has elapsed prior to the effective date of the Change in Control, or (B) the actual number of PSUs that would have vested if the date of the Change in Control were the end of the Performance Cycle and the actual performance as of that date had been the actual performance for the entire Performance Cycle, if one-half or more of the Performance Cycle has elapsed prior to the effective date of the Change in Control, and the appropriate number of PSUs shall become vested and settled in accordance with Section 3.

(iii)For purposes of evaluating performance for any shortened Performance Cycle, appropriate adjustments to the performance targets and performance periods and to the determination of actual performance shall be made by the Committee to carry out the intent of this Section 2(e).

(iv)For purposes of this Agreement, unless otherwise defined in any other contractual agreement between Grantee and the Company, “Good Reason” means any of the following actions, without the Grantee’s express prior written approval: (1) there is a material diminution in the nature or the scope of the Grantee’s authority and responsibilities; (2) there is a material diminution in the Grantee’s rate of base salary or overall compensation (for reasons other than Company performance or stock price); (3) the Company changes the principal location in which Grantee is required to perform services outside a twenty (20) mile radius of such location without Grantee’s consent. “Good Reason” shall exist only if (A) Grantee notifies the Company of the existence of the condition that otherwise constitutes Good Reason within ninety (90) days of the initial existence of the condition, (B) the Company fails to remedy the condition within forty-five (45) days following its receipt of Grantee’s notice of Good Reason and (C) the Grantee separates from service from the Company due to the condition within twelve (12) months of the initial existence of such condition. For purposes of this definition, “Company” includes any Successor and any Subsidiary or Affiliate of a Successor.

(f)Discretionary Acceleration. Notwithstanding anything contained in this Agreement to the contrary, the Administrator, in its sole discretion, may accelerate the vesting with respect to any PSUs, at such times and upon such terms and conditions as the Administrator shall determine.

3.Settlement of PSUs upon Lapse of Restricted Period. The Grantee shall be entitled to the settlement of the PSUs covered by this Agreement following the end of the Restricted Period applicable to such PSUs pursuant to Section 2(a), Section 2(c), Section 2(d) or Section 2(e), as applicable, and if necessary, on the date that the Committee makes the certification described in Section 2(a) (such date, the “Settlement Date”). Such settlement shall be made as promptly as practicable following the Settlement Date (but in no event later than the seventy-fifth day following the end of the Restricted Period), through the issuance to the Grantee (or to the executors or administrators of Grantee’s estate in the event of the Grantee’s death) of a stock certificate (or evidence such Shares have been registered in the name of the Grantee with the relevant stock agent) for a number of Shares equal to the number of such vested PSUs and any Dividend Equivalent Units that may have accrued pursuant to Section 5 hereof; provided, that any cash-based dividend equivalent rights granted pursuant to Section 5 hereof and any fractional Dividend Equivalent Units shall be paid in cash when (and only if) the PSUs to which they relate settle to the Grantee. The Grantee may receive, hold, sell or otherwise dispose of any such Shares issued in settlement of the PSUs hereunder free and clear of any restrictions imposed under the Plan or this Agreement. Notwithstanding the foregoing, the Committee may instead settle the PSUs with a payment of cash to the Grantee (or to the executors or administrators of Grantee’s estate in the event of the Grantee’s death) in an amount equal to the Fair Market Value of the Shares as of the Settlement Date that would otherwise have been issued pursuant to this Section 3. In the event that there are any fractional PSUs that became vested, such fractional PSUs shall be settled through a cash payment equal to such fraction multiplied by the Fair Market Value of one Share on the Settlement Date. No fractional shares of Company Common Stock shall be issued in respect of the PSUs.

4.Withholding Obligations. Except as otherwise provided by the Committee, upon the settlement of any PSUs subject to this Award, the Company shall reduce the number of Shares (and the amount of cash, in the case of cash-based dividend equivalent rights) that would otherwise be issued to the Grantee upon settlement of the Award by a number of Shares having an aggregate Fair Market Value on the date of such issuance (or cash, if applicable) equal to the payment to satisfy the minimum withholding tax obligation (or such other amount established by the Committee in its sole discretion that shall not result in adverse accounting treatment of the Award) of the Company with respect to which the Award is being settled.

5.Dividend Rights. The Grantee shall receive dividend equivalent rights in respect of the PSUs covered by this Award at the time of any payment of dividends to stockholders on Shares. At the Company’s option, the PSUs will be credited with either (a) additional Performance Share Units (the “Dividend Equivalent Units”) (including fractional units) for cash dividends paid on Shares by (i) multiplying the cash dividend paid per Share by the maximum number of PSUs (and previously credited Dividend Equivalent Units) that could be settled hereby, and (ii) dividing the product determined above by the Fair Market Value of a Share, in each case, on the date the dividend record date, or (b) a cash amount equal to the amount that would be payable to the Grantee as a stockholder in respect of a number of Shares equal to the maximum number of PSUs (and previously credited Dividend Equivalent Units) that could be settled hereby as of the dividend record date; provided, that cash-based dividend equivalents shall be paid unless the Committee affirmatively elects to pay Dividend Equivalent Units. The PSUs will be credited with Dividend Equivalent Units for stock dividends paid on Shares by multiplying the stock dividend paid per Share by the number of PSUs (and previously credited Dividend Equivalent Units) outstanding and unpaid on the dividend record date. Each Dividend Equivalent Unit shall have a value equal to one Share. Each Dividend Equivalent Unit or cash dividend equivalent right will vest and be settled or payable at the same time as the PSU to which the dividend equivalent right relates. For the avoidance of doubt, no dividend equivalent rights shall accrue under this Section 5 in the event that any applicable adjustments pursuant to Section 7 hereof provide similar benefits.

6.No Right to Continued Employment. This Agreement shall not be construed as giving Grantee the right to be retained in the employ of the Company, and the Company may at any time dismiss Grantee from employment, free from any liability or any claim under the Plan.

7.Adjustments. The Committee shall make equitable and proportionate adjustments in the terms and conditions of, and the criteria included in, this Award in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4.2 of the Plan) affecting the Company, or the financial statements of the Company, or of changes in applicable laws, regulations, or accounting principles in accordance with the Plan.

8.Restriction on Transfer; No Rights as Stockholder.  The PSUs are not assignable or transferable, in whole or in part, and they may not, directly or indirectly, be offered, transferred, sold, pledged, assigned, alienated, hypothecated or otherwise disposed of or encumbered (including, but not limited to, by gift, operation of law or otherwise), other than by will or by the laws of descent and distribution to the estate of the Grantee upon the Grantee’s death or, with the prior approval of the Company’s General Counsel or the Committee, estate planning transfers.  Any purported transfer in violation of this Section 5 shall be void ab initio. The Grantee shall have no rights as a stockholder of the Company with respect to any Shares covered by the PSUs prior to the issuance of such Shares, except for dividend equivalents provided under Section 5.

9.Amendment to Award. Subject to the restrictions contained in the Plan, the Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate the Award, prospectively or retroactively; provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of the Grantee or any holder or beneficiary of the Award shall not to that extent be effective without the consent of the Grantee, holder or beneficiary affected.

10.Plan Governs. The Grantee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof. The terms of this Agreement are governed by the terms of the Plan, and in the case of any inconsistency between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall govern.

11.Recoupment Policy. Notwithstanding any provision of the Plan or this Agreement to the contrary, the Company may require the Grantee to return Shares (or the value of such Shares when originally released to Grantee), cash dividend equivalents paid and any other amount required by law or by applicable Company policy to be returned, in the event that such repayment is required in order to comply with the Company’s clawback or recoupment policy as then in effect or any laws or regulations relating to restatements of the Company’s publicly-reported financial results, whether or not such clawback or recoupment policy was in effect on the same or different terms on the Grant Date.

12.Authorization to Share Personal Data. Grantee authorizes the Company or any Affiliate of the Company that has or lawfully obtains personal data relating to the Grantee to divulge or transfer such personal data to the Company or to a third party, in each case in any jurisdiction, if and to the extent reasonably appropriate in connection with this Agreement or the administration of the Plan.

13.Severability. If any provision of this Agreement is, or becomes, or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or the Award, or would disqualify the Plan or Award under any laws deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award, and the remainder of the Plan and Award shall remain in full force and effect.

14.Notices. All notices required to be given under this Grant shall be deemed to be received if delivered or mailed as provided for herein, to the parties at the following addresses, or to such other address as either party may provide in writing from time to time.

To the Company:        Envision Healthcare Corporation
1A Burton Hills Boulevard
Nashville, Tennessee 37215
Attn: Chief Human Resources Officer

To the Grantee:	The address then maintained with respect to the Grantee in the Company’s records.

15.Governing Law. The validity, construction and effect of this Agreement shall be determined in accordance with the laws of the State of Delaware without giving effect to conflicts of laws principles.

16.Successors in Interest. This Agreement shall inure to the benefit of and be binding upon any successor to the Company. This Agreement shall inure to the benefit of the Grantee’s legal representatives. All obligations imposed upon the Grantee and all rights granted to the Company under this Agreement shall be binding upon the Grantee’s heirs, executors, administrators and successors.

17.Resolution of Disputes. Any dispute or disagreement which may arise under, or as a result of, or in any way related to, the interpretation, construction or application of this Agreement shall be determined by the Committee. Any determination made hereunder shall be final, binding and conclusive on the Grantee and the Company for all purposes.

18.Section 409A. Notwithstanding anything herein to the contrary, to the maximum extent permitted by applicable law, the settlement of the PSUs to be made to the Grantee pursuant to this Agreement is intended to qualify as a “short-term deferral” pursuant to Section 1.409A-1(b)(4) of the Regulations and this Agreement shall be interpreted consistently therewith. However, in any circumstances where the settlement of the PSUs may not so qualify, the Committee shall administer the grant and settlement of such PSUs in strict compliance with Section 409A of the Code. Further, notwithstanding anything herein to the contrary, to the extent that this Award constitutes a deferral of compensation for purposes of Section 409A of the Code (i) no PSU payable upon the Grantee’s termination of service shall be settled, unless Grantee’s termination of service constitutes a “separation from service” within the meaning of Section 1.409A-1(h) of the Treasury Regulations and (ii) if at the time of a Grantee’s termination of employment or service with the Company and all “service recipients” (as defined in the applicable provision of the Treasury Regulations), the Grantee is a “specified employee” as defined in Section 409A of the Code, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of service is necessary in order to prevent the imposition of any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Grantee) to the minimum extent necessary to satisfy Section 409A of the Code until the date that is six months and one day following the Grantee’s termination of employment or service with the Company (or the earliest date as is permitted under Section 409A of the Code), if such payment or benefit is payable upon a termination of employment or service. Each payment pursuant to this Agreement constitutes a “separate payment” for purposes of Section 409A of the Code.

19.Acceptance of Performance Share Units and Agreement. Grantee has indicated his or her consent and acknowledgement of the terms of this Agreement pursuant to the instructions provided to the Grantee by or on behalf of the Company. The Grantee acknowledges receipt of the Plan, represents to the Company that he or she has read and understood this Agreement and the Plan, and, as an express condition to the grant of the PSUs under this Agreement, agrees to be bound by the terms of both this Agreement and the Plan. Grantee and the Company each agrees and acknowledges that the use of electronic media (including, without limitation, a clickthrough button or checkbox on a website of the Company or a third-party administrator) to indicate the Grantee’s confirmation, consent, signature, agreement and delivery of this Agreement and the PSUs is legally valid and has the same legal force and effect as if the Grantee and the Company signed and executed this Agreement in paper form. The same use of electronic media may be used for any amendment or waiver of this Agreement.

IN WITNESS WHEREOF, the parties have caused this Performance Share Unit Award Agreement to be duly executed effective as of the day and year first above written.

ENVISION HEALTHCARE CORPORATION

By:

Name:	Christopher A. Holden
Title:	President and Chief Executive Officer

GRANTEE:

Name